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                                                 Exhibit (i)(2)



                                       April 29, 1999



Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004

         Re:  Alliance Variable Products Series Fund, Inc.

Ladies and Gentlemen:

         We have acted as special Maryland counsel for Alliance Variable Products Series Fund, Inc., a Maryland corporation (the "Fund"), in connection with the registration of an indefinite number of shares of the Company's common stock, par value $.001 per share (the "Common Stock"), under the Securities Act of 1933, as amended. The Common Stock is divided into nineteen portfolios of two classes each.

         We have reviewed the Fund's Charter and Bylaws. We have examined the prospectuses and statements of additional information to be included in Post-Effective Amendment No. 27 to the Fund's Registration Statement on Form N-1A relating to such shares, File Nos. 33-18647; 811-5398 (the "Registration Statement"), substantially in the form in which it is to become effective (collectively, the "Prospectuses"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

         We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us for review, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

         Based on such examination, we are of the opinion that the shares of Common Stock of the Fund to be offered for sale pursuant to the Prospectuses are, to the extent of the respective number of shares of the relevant class and portfolio authorized to be issued by the Fund in its Charter, duly authorized and,



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when sold, issued and paid for as contemplated by the
Prospectuses, will have been validly issued, and will be fully paid and nonassessable under the laws of the State of Maryland.

         This letter expresses our opinion with respect to the Maryland General Corporation Law. It does not extend to the securities or "blue sky" laws or Maryland, to federal securities laws or to other laws.

         You may rely upon our foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the statements of additional information supplementing the Prospectuses under the caption "General Information - Counsel." We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder.

                             Very truly yours,



                             /s/Venable, Baetjer and Howard, LLP





























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